Exhibit 4.7

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "IBC CAPITAL FINANCE IV" IS DULY FORMED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE FIFTH DAY OF SEPTEMBER, A.D. 2007.

CERTIFICATE OF TRUST

OF

IBC CAPITAL FINANCE IV

     THIS CERTIFICATE OF TRUST OF IBC Capital Finance IV (the "Trust") is being duly executed and filed by the undersigned on behalf of the Trust to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §§3801 et seq.) (the "Act").

          1.     Name.  The name of the statutory trust being formed is IBC Capital Finance IV.

          2.     Trustee.  The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is as follows:

LaSalle National Trust Delaware
1201 North Orange Street, Suite 1000
Wilmington, Delaware 19801

         3.     Effective Date.  This Certificate of Trust shall be effective upon filing.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

LASALLE NATIONAL TRUST DELAWARE, not in its individual capacity but solely as trustee of the Trust By: /s/ Evelyn Cruz Name: Evelyn Cruz Title: Assistant Vice-President

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF "IBC CAPITAL FINANCE IV", FILED IN THIS OFFICE ON THE FOURTH DAY OF SEPTEMBER, A.D. 2007, AT 11:06 O'CLOCK A.M.